UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM 12b-25

                         NOTIFICATION OF LATE FILING

                       Commission File Number 0-12942

(Check One):    [X] Form 10-K     [ ] Form 20-F     [ ] Form 11-K
                [ ] Form 10-Q     [ ] Form N-SAR    [ ] Form N-CSR

      For Period Ended: June 30, 2003

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ___________________

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: ___________________
___________________________________________________________________________

                                   PART I
                           REGISTRANT INFORMATION

Full Name of Registrant:  Parlex Corporation

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number):  One Parlex
Place

City, State and Zip Code:  Methuen, Massachusetts 01844

                                   PART II
                           RULES 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

      [X]   (a)   The reasons described in reasonable detail in Part III of
                  this form could not be eliminated without unreasonable
                  effort or expense;
      [X]   (b)   The subject annual report, semi-annual report, transition
                  report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or
                  Form N-CSR, or portion thereof, will be filed on or
                  before the fifteenth calendar day following the
                  prescribed due date; or the subject quarterly report or
                  transition report on Form 10-Q, or portion thereof, will
                  be filed on or before the fifth calendar day following
                  the prescribed due date; and
      [ ]   (c)   The accountant's statement or other exhibit required by
                  Rule 12b-25(c) has been attached if applicable.

                                  PART III
                                  NARRATIVE

      State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or N-CSR, or the transition report portion thereof, could not be filed within the prescribed time period.

      The Registrant has been unable to complete the preparation of its annual report for the fiscal year ended June 30, 2003, due to delays in gathering information thereby hindering its ability to complete the preparation of its annual financial statements with sufficient time for management to review the financial statements.

                                   PART IV
                              OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Jonathan R. Kosheff           (978) 685-4341
      -------------------           ------------------------------
      (Name)                        (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is
no, identify report(s).     [X] Yes     [ ] No

(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report
or portion thereof?     [ ] Yes     [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             Parlex Corporation
                (Name of Registrant as Specified in Charter) has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 29, 2003              By  /s/ Jonathan R. Kosheff
                                           --------------------------------
                                           Jonathan R. Kosheff
                                           Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                  ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001).

{B0149793; 3}